EXHIBIT 11

                             INTERSTATE BAKERIES CORPORATION
                  SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                              (000's EXCEPT PER SHARE DATA)

                                                  Twelve Weeks Ended          Twenty-Four Weeks Ended
                                               --------------------------    --------------------------
                                               November 14,  November 15,    November 14,  November 15,
                                                  1998          1997            1998          1997
                                               ------------  ------------    ------------  ------------

Net income                                       $ 32,107      $ 34,247        $ 66,598      $ 64,127
                                                 ========      ========        ========      ========

Basic weighted average common shares
 outstanding                                       72,053        73,230          72,358        73,876
Effect of dilutive stock compensation               1,029         1,495           1,082         1,427
                                                 --------      --------        --------      --------
Diluted weighted average common
 shares outstanding                                73,082        74,725          73,440        75,303
                                                 ========      ========        ========      ========

Earnings per share:
  Basic                                          $    .45      $    .47        $    .92      $    .87
                                                 ========      ========        ========      ========
  Diluted                                        $    .44      $    .46        $    .91      $    .85
                                                 ========      ========        ========      ========